EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST DECLARES DIVIDENDS FOR THIRD QUARTER OF 2017
DALLAS, September 14, 2017 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per diluted share for the Company's common stock for the third quarter ending September 30, 2017. The dividend, which equates to an annual rate of $0.48 per share, is payable on October 16, 2017, to shareholders of record as of September 30, 2017.
The Board declared a quarterly cash dividend of $0.5281 per diluted share for the Company's 8.45% Series D Cumulative Preferred Stock for the third quarter ending September 30, 2017. The dividend, which equates to an annual rate of $2.1125 per share, is payable on October 16, 2017, to shareholders of record as of September 30, 2017.
The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series F Cumulative Preferred Stock for the third quarter ending September 30, 2017. The dividend, which equates to an annual rate of $1.8438 per share, is payable on October 16, 2017, to shareholders of record as of September 30, 2017.
The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series G Cumulative Preferred Stock for the third quarter ending September 30, 2017. The dividend, which equates to an annual rate of $1.8438 per share, is payable on October 16, 2017, to shareholders of record as of September 30, 2017.
The Board declared a dividend of $0.1875 per diluted share for the Company's 7.50% Series H Cumulative Preferred Stock for the third quarter ending September 30, 2017. This dividend is pro-rated for the number of days the Series H Cumulative Preferred Stock was outstanding during the quarter. The dividend, which equates to an annual rate of $1.875 per share, is payable on October 16, 2017, to shareholders of record as of September 30, 2017.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.